EXECUTION VERSION
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of March 7, 2023 (this “Employment Agreement”), by and between Evoqua Water Technologies LLC, a Delaware limited liability company (the “Company”), and Rodney Aulick (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”) and, solely for purposes of Sections 2.5 and 3.2 hereof, Evoqua Water Technologies Corp. (“Holdings”).
WHEREAS, the Parties previously entered into that certain Employment Agreement dated April 14, 2014 and amended on September 6, 2017 and again on June 22, 2018 (as amended, the “Prior Agreement”);
WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety as set forth herein;
WHEREAS, the Company desires to continue to employ the Executive as Executive Vice President, Integrated Solutions & Services Segment President and wishes to be assured of his services on the terms and conditions hereinafter set forth; and
WHEREAS, the Executive desires to continue to be employed by the Company as Executive Vice President, Integrated Solutions & Services Segment President and to perform and to serve the Company on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:
Section 1.Employment.
1.1Term. As of the date hereof (the “Effective Date”), the Company shall employ the Executive, and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein. The term of the Executive’s employment under this Employment Agreement will commence as of the Effective Date and end on April 14, 2023 (the “Employment Period”), unless terminated earlier pursuant to Section 3 hereof; provided, however, that the Employment Period will automatically be extended for a one-year period on April 14, 2023 (and on each anniversary of such date thereafter) (the “Renewal Period”), unless either the Executive or the Company provides the other Party with written notice at least 30 days prior to the end of the then-current Employment Period of his or its intention not to further extend the Employment Period (such non-extension, a “Non-Renewal”) (the Employment Period and each subsequent Renewal Period, if any, shall constitute the “Employment Period”, unless terminated earlier pursuant to Section 3 of this Employment Agreement).
1.2Duties. During the Employment Period, the Executive shall serve as Executive Vice President, Integrated Solutions & Services Segment President of the Company and such other positions as an officer or director of the Company and such affiliates of the Company as the Company shall determine from time to time, and shall report directly to the Chief Executive Officer. In his position of Executive Vice President, Integrated Solutions & Services Segment President, the Executive shall perform duties customary for the Executive Vice President, Integrated Solutions & Services Segment President of a company similar to the Company’s size and nature, plus such additional duties, consistent with the foregoing, as the Chief Executive Officer or his designee may reasonably assign.

NAI-1535116332v5

EXECUTION VERSION
1.3Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the Chief Executive Officer or his designee, consistent with Section 1.2 hereof. During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization and (b) manage his personal investments, in each case so long as any such activities do not (x) violate the terms of this Employment Agreement (including Section 4) or (y) materially interfere with the Executive’s duties and responsibilities to the Company.
Section 2.Compensation.
2.1Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $461,956, payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the board of directors of the Company (the “Board”) (or a committee thereof) in its discretion.
2.2Annual Bonus. For each fiscal year ending during the Employment Period, the Executive shall be eligible for potential awards of additional compensation (the “Annual Bonus”) to be based upon the achievement of one or more performance goals established by the Board or a committee thereof (the “Performance Targets”). The Annual Bonus shall be prorated for any partial fiscal years occurring within the Employment Period. The Executive’s target Annual Bonus opportunity for each fiscal year that ends during the Employment Period shall be equal to 65% of Base Salary (the “Target Annual Bonus Opportunity”), with the actual Annual Bonus, if any, to be based on the Company’s actual performance relative to the Performance Targets. The Annual Bonus, if any, shall be paid within 90 days of the fiscal year end, assuming the delivery of the relevant financial statements in a timely manner, but in no event later than March 15th of the year following the end of the fiscal year for which the Annual Bonus, if any, is earned; provided, that, except as set forth in Section 3, the Executive must continue to be employed by the Company through the end of the applicable fiscal year. At the discretion of the Board or a committee thereof, the Annual Bonus may be paid in the form of cash or equity securities, which equity securities may be subject to vesting restrictions provided that (a) any such vesting period may not exceed the 15-month period following the end of the fiscal year to which the Annual Bonus relates and (b) the value of the equity securities awarded to the Executive in lieu of the Annual Bonus shall include a bonus premium equal to no less than 20% of the Annual Bonus.
2.3Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company, and shall receive an annual perquisite allowance equal to $20,000, payable in equal installments on each payroll date during the Employment Period.
2.4Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable out-of-pocket business expenses that the Executive incurs during the Employment Period in performing his duties under this Employment Agreement and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as

NAI-1535116332v5

EXECUTION VERSION
amended, and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Employment Agreement shall meet the following requirements: (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (d) the reimbursement shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses (the “409A Reimbursement Rules”).
2.5Stock Option Exercise Period. Notwithstanding anything to the contrary in any award agreement governing any outstanding stock option held by the Executive as of the Effective Date (the “Outstanding Stock Options”): (a) Holdings hereby agrees that the post-termination exercise period applicable to such Outstanding Stock Options shall be one (1) year following the Executive’s Termination Date (as defined below); provided that in no event shall such period extend beyond the maximum term of the Outstanding Stock Option; and (b) the applicable award agreements governing such Outstanding Stock Options shall be deemed to be amended to provide for such one (1) year exercise period.
Section 3.Employment Termination.
3.1Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason (including due to a Non-Renewal) during the Employment Period upon not less than 15 days’ written notice to the Executive (other than in the event of a termination by the Company for Cause), and the Executive may voluntarily terminate his employment hereunder for any reason (including due to a Non-Renewal) during the Employment Period upon not less than 15 days’ written notice to the Company (subject to the longer notice requirements in connection with a termination of employment by the Executive for Good Reason as set forth in Section 3.2(b)(iv)) (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (a) payment of any Base Salary earned but unpaid through the Termination Date, (b) earned but unpaid Annual Bonus for any fiscal year completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.2), (c) unused vacation days paid out at the per-business-day Base Salary rate, (d) vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (e) any unreimbursed expenses in accordance with Section 2.4 hereof (collectively, the “Accrued Amounts”); provided, however, that if the Executive’s employment hereunder is terminated by the Company for Cause, then any Annual Bonus earned pursuant to Section 2.2 in respect of a prior fiscal year, but not yet paid or due to be paid, shall be forfeited. For all purposes under this Employment Agreement and any agreement related to stock or stock options purchased by or granted to the Executive, a termination of the Executive’s employment upon expiration of the Employment Period following a notice provided by the Company pursuant to Section 1.1 shall be treated as a termination by the Company other than for Cause.
3.2Certain Terminations.
(a)Termination by the Company other than for Cause, Death or Disability; Termination by the Company due to Non-Renewal; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (i) by the Company other than for Cause, death or Disability, (ii) by the Company due to a Non-Renewal, or (iii) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to either (A) if

NAI-1535116332v5

EXECUTION VERSION
such termination does not occur upon or within two (2) years following a Change in Control, the payment of an amount equal to (x) twelve (12) months of his Base Salary at the rate in effect immediately prior to the Termination Date in equal installments on the Company’s regular payment dates occurring during the 12-month period beginning on the first payroll date following the date on which the Release has become effective, plus (y) a prorated portion of the Executive’s actual Annual Bonus, determined in accordance with Section 2.2 and payable at the same time as annual bonuses are paid to other senior executives of the Company, with the prorated Annual Bonus determined by multiplying the actual Annual Bonus, if any, by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year and the denominator of which is 365 (the “Prorated Bonus”) or (B) if such termination occurs upon or within two (2) years following a Change in Control, the payment of an amount equal to the sum of (x) two times his Base Salary at the rate in effect immediately prior to the Termination Date, plus (y) two times his Target Annual Bonus Opportunity for the year in which the Termination Date occurs, plus (z) the Prorated Bonus, with this sum payable in a lump sum on the first payroll date following the date on which the Release has become effective ((A) and (B) collectively, the “Severance Amount”); provided, however, that for purposes of this subclause (B), the Prorated Bonus will be based on the Executive’s Target Annual Bonus Opportunity for the year in which the Termination Date occurs rather than an Annual Bonus based on the Company’s performance. In addition, if such termination occurs upon or within two (2) years following a Change in Control, any outstanding unvested equity awards held by the Executive shall become fully vested on the date the Release becomes effective (with any such awards that vest subject to performance metrics vesting at 100% of target) (the “Equity Acceleration”). In addition, regardless of when such termination occurs, the Company shall provide the Executive with continued medical and dental insurance coverage until the earlier of the first anniversary of the Termination Date and the date upon which the Executive becomes eligible for medical and dental insurance coverage from a new employer, with such insurance coverage to be provided at the same cost to the Executive as to similarly situated senior executives of the Company during such period (“Benefits Continuation”). Regardless of when such termination occurs, the Company shall also reimburse the Executive for outplacement assistance during the 6-month period beginning on the Termination Date, with any such reimbursement to be consistent with Section 2.4 of this Employment Agreement and in no event shall the aggregate reimbursement of outplacement services for the Executive exceed $15,000. The Company’s obligations to pay the Severance Amount and Equity Acceleration and pay premiums relating to Benefits Continuation shall be conditioned upon: (x) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (y) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit A, within 45 days after the Executive’s Termination Date.
(b)Definitions. For purposes of Section 3, the following terms have the following meanings:
(i)“Cause” shall mean the Executive’s having engaged in any of the following: (A) commission of an act which constitutes common law fraud, embezzlement or a felony, an act of moral turpitude, or of any tortious or unlawful act causing material harm to the business, standing or reputation of the Company or any of its affiliates, (B) gross negligence on the part of the Executive in the performance of his duties hereunder, (C) breach of his duty of loyalty or care to the Company, (D) other misconduct that is materially detrimental to the Company or any of its affiliates, or (E) ongoing and deliberate refusal or failure to perform the Executive’s duties as contemplated by this Employment Agreement or any other agreement with or for the benefit of the Company to which the Executive is a party or by which the Executive is bound, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company written notice of such failure, provided that for the avoidance of doubt a failure to meet performance

NAI-1535116332v5

EXECUTION VERSION
expectations shall not in of itself constitute Cause. If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment. However, if, within 60 days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company may provide the Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, in which case the Executive’s termination of employment will be considered a for Cause termination under this Employment Agreement.
(ii) “Change in Control” has the meaning given to that term under the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan as in effect on the date hereof.
(iii) “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which the Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.
(iv) “Good Reason” shall mean one of the following has occurred: (A) a material and adverse change in the Executive’s duties or responsibilities as an employee of the Company (which, for the avoidance of doubt, shall include a change in the Executive’s direct reporting relationship, following the acquisition of the Company by an acquiror in a strategic transaction, to anyone other than to the Chief Executive Officer of the ultimate parent entity of such acquiror (or if the acquiror does not have a parent, the acquiror) (the “Parent”)), (B) a relocation of the Executive’s principal place of employment without the Executive’s consent, or (C) a breach by the Company of a material term of this Employment Agreement. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 30 days of the first date on which the Executive has knowledge of such conduct (the “Good Reason Notification Period”). The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period. Notwithstanding the foregoing:
(1) the Executive may not claim Good Reason for either (x) failure to report to the Chief Executive Officer of the Parent or (y) a change in the Executive’s duties so long as the Executive continues to have a role that is substantially similar to that as in effect immediately prior to the Effective Time (as defined below), in either case during the 12-month period following the Effective Time (for purposes of clarity, this means that the Good Reason Notification Period for failure to report to the Chief Executive Officer of the Parent (and be entitled to the severance and other benefits provided hereunder) shall commence on the one-year anniversary of the Effective Time);
(2) the Executive’s Total Direct Compensation (as defined below) for the twelve (12)-month period following the Effective Time shall be equal to, or greater than, the Executive’s Total Direct Compensation immediately prior to the Effective Time; provided, however, that in the event that

NAI-1535116332v5

EXECUTION VERSION
Parent’s equity plans do not permit acceleration upon a termination of employment described in Section 3.2(a), then Parent may substitute cash compensation in lieu of equity compensation so long as such cash compensation has equivalent value to the value of the equity compensation that the Executive would receive upon full vesting either in accordance with its vesting terms or upon such a termination; and
(3) the provisions in subclauses (1) and (2) in this Section 3.2(b)(iv) shall only become effective if the transactions contemplated by the Merger Agreement are consummated on or before the Outside Date.
(v)“Effective Time” has the meaning set forth in the Merger Agreement.
(vi)“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 22, 2023, by and between Xylem Inc., an Indiana corporation, Fore Merger Sub, Inc., a Delaware corporation, and Holdings.
(vii)“Outside Date” has the meaning set forth in the Merger Agreement.
(viii) “Total Direct Compensation” means the Executive’s Base Salary, Target Annual Bonus Opportunity, and annual target long-term equity-based incentive opportunity.
(c)Section 409A. If the Executive is a “specified employee” for purposes of Section 409A, any Severance Amount required to be paid pursuant to Section 3.2 which is non-qualified deferred compensation that is subject to Section 409A shall commence on the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of the Executive’s death. For purposes of this Employment Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Employment Agreement shall be treated as a right to a series of separate payments.
3.3Exclusive Remedy. The foregoing payments and benefits continuation upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits continuation due the Executive upon a termination of his employment.
3.4Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the board of directors (and any committee thereof) of Holdings and its direct and indirect subsidiaries and affiliates (the “Company Group”). The Executive shall be required to execute such writings as are required to effectuate the foregoing.
3.5Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries.

NAI-1535116332v5

EXECUTION VERSION
Section 4.Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.
4.1Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or reasonably capable of being reduced to his) possession; provided that nothing in this Employment Agreement or elsewhere shall prevent the Executive from retaining and utilizing: documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Company.
4.2Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company Group, the Executive agrees that the Executive shall not, during the Employment Period and for one year following the Executive’s Termination Date (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any business that is in competition with (a) the present products marketed or sold by the Company to its customers and as such products may be improved and/or modified, (b) the present services marketed, sold or provided by the Company

NAI-1535116332v5

EXECUTION VERSION
to its customers and as such services may be improved and/or modified or (c) the products and/or services the Company develops, designs, manufactures, markets, produces or supplies in the future to its customers. In the case of each of (a), (b) and (c) above, such businesses shall include, but not be limited to, businesses that are associated with the treatment of intake water, process water or waste-water in industrial and municipal end markets through the provision of services and/or products. For the avoidance of doubt, Restricted Enterprise shall include, but not be limited to: Pentair, GE, Veolia, Suez Degremont, Nalco/Ecolab, Ovivo, Kurita, Alfa Laval, Pall, Organo, Andritz and Ashland’s former water technology unit. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.
4.3Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such solicitation was, an employee of any member of the Company Group; provided, however, that this Section 4.3 shall not apply to any individual who was an employee of the Company or Holdings immediately prior to the Effective Time and is terminated by Xylem Inc. (or any of its affiliates) on or after the Effective Time.
4.4Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company Group), the Executive shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of any member of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Company Group and any of their customers or clients so as to cause harm to any member of the Company Group.
4.5Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.
4.6Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company Group (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by a member of the Company Group, the Executive assigns and agrees to assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in

NAI-1535116332v5

EXECUTION VERSION
any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.
4.7Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Executive agrees not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Employment Agreement further. Any time after this Employment Agreement is filed with the Securities and Exchange Commission or any other government agency by the Company and becomes a public record, this provision shall no longer apply.
4.8Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Severance Amount paid by the Company to the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Amount that the Company has paid to the Executive.
Section 5.Representations. The Executive represents and warrants that (a) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Employment Agreement and (b) he is not otherwise unable to enter into and fully perform his obligations under this Employment Agreement.
Section 6.Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement, whether direct or indirect, whether true or false, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company Group, any of its employees, officers, directors or stockholders.
Section 7.Withholding. All amounts paid to the Executive under this Employment Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the

NAI-1535116332v5

EXECUTION VERSION
payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.
Section 8.Miscellaneous.
8.1Indemnification. To the extent provided in the Company’s By-Laws and Certificate of Incorporation, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.
8.2Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
8.3Assignment; Third-Party Beneficiaries. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except (a) the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of death of the Executive and (b) any member of the Company Group may enforce the provisions of Section 4. The Company is authorized to assign this Employment Agreement to a successor to substantially all of its assets.
8.4Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (a) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt (b) e-mail (with electronic return receipt), (c) reputable commercial overnight delivery service courier, with confirmation of receipt or (d) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
If to the Company:

Evoqua Water Technologies LLC
210 Sixth Avenue
Suite 3300

NAI-1535116332v5

EXECUTION VERSION

Pittsburgh, PA 15222
Attn: Executive Vice President, General Counsel
with a copy to:

Jones Day
500 Grant Street
Suite 4500
Pittsburgh, PA 15219-2514
Attention: Amy I. Pandit
e-mail: apandit@jonesday.com
If to the Executive:    Rodney Aulick, at his principal office and e-mail address at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company.
All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.
8.5Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the laws of the State of New York hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.
8.6Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.
8.7Legal Fees. The Company shall reimburse the Executive for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the Executive in disputing any issue arising under this Employment Agreement relating to the Executive’s termination of employment or in seeking to obtain or enforce any benefit or right provided by this Employment Agreement, regardless of the outcome of such dispute; provided that (a) the Executive has acted in good faith with respect to any such dispute, (b) the Executive will have submitted an invoice for such fees and expenses at least ten (10) calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, and (c) such reimbursements or in-kind benefits comply with the 409A Reimbursement Rules.
8.8Entire Agreement. From and after the Effective Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior

NAI-1535116332v5

EXECUTION VERSION
representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.
8.9Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
8.10Survivorship. Upon the expiration or other termination of this Employment Agreement, the respective rights and obligations of the parties hereto, including, without limitation, with respect to the Executive’s obligations set forth in Section 4, shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Employment Agreement.
8.11Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.
8.12General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Internal Revenue Code of 1986, as amended, shall be deemed to include any successor to such Section.

[signature page follows]

NAI-1535116332v5

EXECUTION VERSION
IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EVOQUA WATER TECHNOLOGIES LLC

By:    /s/ Anthony J. Webster
    Name: Anthony J. Webster
    Title: EVP / CHRO

EVOQUA WATER TECHNOLOGIES CORP.
(solely for purposes of Sections 2.5 and 3.2 hereof)

By:    /s/ Anthony J. Webster
    Name: Anthony J. Webster
    Title: EVP / CHRO

EXECUTIVE

/s/ Rodney Aulick
Rodney Aulick

NAI-1535116332v5

EXECUTION VERSION
EXHIBIT A
You should consult with an attorney before signing this release of claims.
Release of Claims

1.    In consideration of the payments and benefits to be made under the Amended and Restated Employment Agreement, dated as of [____________] (the “Employment Agreement”), to which Rodney Aulick (the “Executive”) and Evoqua Water Technologies LLC, a Delaware limited liability company (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Holdings (as defined in the Employment Agreement), the Company and each of its and their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:
(A)    rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;
(B)    the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;
(C)    claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;
(D)    rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force;
(E)    any matters which expressly survive the execution of this Release as set forth in the Employment Agreement, the terms and conditions of which are incorporated herein by reference; and

NAI-1535116332v5

EXECUTION VERSION
(F)    rights granted to Executive during his employment related to the grant or purchase of equity of Holdings (as defined in the Employment Agreement) or any other rights as a stockholder of Holdings.
2.    The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.    This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.    The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.    The Executive acknowledges that he has been given but not utilized a period of [21/45] days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Amount (as defined in the Employment Agreement), the provision of the Equity Acceleration (as defined in the Employment Agreement), and the Benefits Continuation (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.    The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

7.    The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.
8.    The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

9.    The Executive acknowledges that the Severance Amount he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

10.    Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

NAI-1535116332v5

EXECUTION VERSION
11.    This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.
12.    The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.
13.    This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.
14.    This Release shall be binding upon any and all successors and assigns of the Executive and the Company.
15.    Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflicts of law principles thereof.

[signature page follows]

NAI-1535116332v5

EXECUTION VERSION
    IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of ____________________.

EVOQUA WATER TECHNOLOGIES LLC By: Name: Title:
EXECUTIVE By: Name: Rodney Aulick

NAI-1535116332v5